EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Second Quarter 2016 Conference Call
August 5, 2016, 10:00 am CT
Chairperson: Monty Bennett

Participant 1:
Okay. Hey, good morning, guys. I want to ask you just general view on asset sales, the market and, you know, what kind of changes, if any, you’ve seen since last quarter in terms of, you know, breadth and depth of buyers?

Douglas Kessler:
It’s Douglas. The appetite in 2016 for kind of buyer demand is slowing down a bit. I think that when you look at some of the industry reports, transaction volume is down more than 50% year-to-date. There are buyers out there and I think we’ve had, you know, a fair amount of success on the assets that we have sold. Pretty attractive cap rates overall.

So we’re continuing to, you know, mind the market, continue to list the assets according to our plan and, you know, we remain hopeful that there will be still attractive pricing, but it is slowing down a little bit and pricing has moved out somewhat I’d say that when you look at kind of overall increase in cap rates, you know, I think all in cap rates for select service have moved up where I think and I’m excluding kind of the urban high rise select service, but you’re seeing kind of mid 8 cap rates for a lot of this product on an all-in basis right now.

Participant 1:
Okay. That’s helpful and then maybe a question for Jeremy. Wanted to see what you guys’ views are on the brands with the direct booking push and what kind of results you’re seeing so far and if that’s having any impact yet on in terms of either lower commissions or if it’s helping or hurting your reported ADR.

Jeremy Welter:
Well, I mean obviously for us for the quarter we had strong results, better than the industry. When you look at the quarter, our retail and overall leisure was strong. But in terms of the brands push for what you’re talking about I assume is maybe the new member pricing program. I think it’s still early days we are still working with the brands to get a good data on the impact.

Our concern is that a large portion of customers would book direct through the website regardless. And so you’re kind of trading down that rate and so while we’re very supportive of the direct booking channels the lowest cost channel for us certainly is direct booking. We’re concerned about, you know, too much discounting and specifically some of the brands as you know discount as much as 10% for weekends. Our position is that’s too much of a discount. But overall I think it’s early days in terms of the impact it’s having towards our direct booking channels.

Participant 1:	Okay.

Jeremy Welter:	Does that help?

Participant 1:	Yes, that’s helpful. Thanks guys.

Participant 2:
Hi, thank you, good morning. Overall the quarter saw pretty strong RevPAR performance. If you could just break down the components of it in terms of corporate transient demand versus leisure if you could quantify it. And then have you seen - how have you seen those trends sort of shaping up into July and August so far? Thanks.

Jeremy Welter:
Sure, this is Jeremy. I can’t comment on July, August, but I can tell you what we saw on the quarter. So specifically our group in transient segment were both up 4.9% in RevPAR, so they were equal. The third segment contract was less. When you look within our segments our group was strong. Overall, ADR was up about 3% in group and most of that actually was driven by weekend group, Weekday group was flat.

So you’re seeing a lot of the social events being booked and a lot of that is really a targeted effort from our teams to try to layer in the right layers of business over weekend and shoulder nights. And then within that the transient segments specifically retail overall leisure was strong. Weekend retail and weekend discount segments were strong on a year-over-year growth basis as well.

What lagged a little bit was corporate demand, negotiated rate demand, which is down about 3.1% in occupancy for the quarter. So we’re seeing that soften a little bit. It’s a bit different than Prime, we actually had an increase in special corporate for the quarter. Although I’d say overall corporate demand across both portfolios has been a little bit weaker than what we’ve seen over time.

Participant 2:	Thank you, that’s helpful. Could you comment at all on group pace over the next 12 months sort of what you saw - what you’re seeing today and what you saw a couple months ago?

Jeremy Welter:	Yes, I can’t really - we can’t give guidance but I can tell you that I’ve read a lot from what our peers have commented on and from our position, overall group has been still relatively strong for us.

Participant 2:	Okay. Thank you.

Participant 3:
Hey, good morning, guys. Looks like you guys had a pretty good quarter with regards to operation, so kudos to that. I had a couple of questions. I think first of all, Jeremy, maybe you can give us some color. Nashville was up 23% in the quarter on RevPAR. Was there anything unique going on there? I know that market has some pretty gang buster economic growth but also is facing a lot of supply growth.

Jeremy Welter:
Yes, sure. In the quarter we had six city-wides in 2016 that were new city-wides or much larger than the previous year that created a lot of compression. As I mentioned in the script, we outperformed the market by, I think about 1,200 basis points. But when you look at a tract scale component, I think the tract for Nashville was that maybe 16%. So the central business district, our location did quite a bit better and then we outperform the market.

A lot of that is driven by - versus what we’ve done in prior years, Nashville is always, for us, a big group house. It’s about 50% group. And in previous year’s sometimes we’ve actually lost out, because we’ve been oversold with too much group on the books.

And so we’ve had a little bit less group, we’ve been a lot more selective in the group that we had at Nashville and that’s allowed us to get high rated transient demand. And specifically in the quarter, our transient ADR was up 23%. So it’s really focused on the right mix of business for us in the quarter and then taking advantage of an overall very, very strong market.

Participant 3:
Okay. That’s helpful. It sounds pretty good. Second on LA, RevPAR was strong. I’m wondering if you have any idea what if any impact there was from the gas leak out there on the top line and then why flow-through wasn’t stronger with EBITDA up not nearly as much as we would’ve expected with that type of RevPAR growth.

Jeremy Welter:
Yes, most of what we have is driving the growth for us and I haven’t quantified the impact of the gas leak, but is Beverly Hills is driving a lot of that growth as you know. And then as it continues to ramp up, we’ve added, you know, expanded Concierge Lounge more accessible to guests. And so that’s had a little bit of an impact on some of the flow-through at that property, but overall we continue to see that property ramp up, it’s just, it’s been less than a year since the renovations has been done.

Monty Bennett:
If those revenues, were, you know, same brand, over brand, revenue increase we would’ve expected higher flow-throughs, but we’ve got a higher staffing structure there as in Marriotts compared to a Crowne Plaza.

Participant 3:
Okay. That’s helpful. And then a couple quick things. You know, I think first of all, I know in the strategic review at Ashford Prime, the Board which, obviously, Monty, you’re Chairman of both, elected to remove the investment in the hedged equity platform run by the external advisor. It doesn’t look like that has happened at Ashford Trust. Any thoughts about making that type of change at Ashford Trust as well?

Monty Bennett:	No plans at this time.

Participant 3:	Any color as to why not? Why does it make sense at one platform but not the other?

Monty Bennett:	Just not prepared to talk about it. We think that right now it seems to be fine in Trust, so, just hanging in there for now.

Participant 3:
Okay. The last question I had was you guys on the Ashford Prime call have talked a little bit about the potential to engage the external advisor with regards to potentially whether it’s restructuring or renegotiating, something that could materially alter the termination fee from the external advisor. Whether that plays out or not is obviously another story, but would you expect any changes that happen with Ashford Prime in that regard to be echoed at Ashford Trust? Would Ashford Trust’s Board be looking to mimic those changes if any changes materialize?

Monty Bennett:
There’s been some discussions about that very point. And, you know, the Board’s kind of went back and forth on all that. So I think the thoughts right now is to let - to let Prime go through their process and hopefully they’ll be able to get something finalized here. And at least right now they plan on putting it to a shareholder vote and then as soon as that’s public for Trust to reach out to its shareholders and to say, all right guys, it’s just the kind of trade that something like this that you guys would be interested, for us to do as well.

Because, you know, over on Prime, there’s been some calls to do all that, but it does come at a cost, not a trade, and what’s unknown is whether those costs are going to be acceptable to the Prime shareholders, and then of course whether to the Trust shareholders as well. So we just thought that would be a better way to just kind of plumb the market after Prime comes out hopefully with their proposed revisions to it.

Participant 3:	Okay. I appreciate the insight. That’s it for me. Thanks.

Participant 4:
Good morning, guys. There’s a lot of bifurcated views on lodging right now, whether people should be buyers or sellers. Clearly there’s a lot of assets on the market for sale, including your select service. Are you seeing any of this kind of evolve into an opportunity to grow the full service side of Ashford Trust? And if so are there any markets in particular that you’re not in now that you would steer towards?

Monty Bennett:
We think that pricing has come down for assets and it certainly getting closer to an environment where some acquisitions might be attractive, of course depending upon our stock price and our cost of capital.

We have not transitioned over to that point yet where Ashford Trust is going to be out there, buying full service assets, but to your point I think it’s a good one because the markets are moving that way that the pricing is getting better for providers.

We probably hit our peak. You might agree maybe a year ago or year and a half ago or so as far as private market pricing. So anyway it’s an interesting opportunity and something we’ve looked at, but we just don’t think it’s appropriate at least right at this time.

Participant 4:	Thanks, Monty.

Participant 5:
Thanks very much. Good morning, Two questions, first I’m curious if you’ve seen any evidence of leisure demand shifting to the domestic market this summer, particularly focusing on upper-upscale and luxury. You have a couple of assets, Anchorage, One Ocean, Savanna and others, that might be beneficiaries of demand shifting from Europe to the States?

Jeremy Welter:	I don’t see anything that’s really significant if anything we’ve been probably impacted by some of these changes in rates with some of the other international countries.

Participant 5:	Okay great. Second question I had, I’m curious how demand is holding in light of softening corporate transient trends. I’m curious how you’re replacing this lost weekday demand?

Jeremy Welter:
This is Jeremy again; it’s been a touchy environment is how I would describe it. You know, as we go through every time we’re looking at 30-day forecast, we’re missing it pretty significantly, you know, could be on the upside, could be on the down side is just been volatile in terms of, you know, sometimes we’re getting the short-term pick up that we’ve seen in previous quarters and sometimes it doesn’t come, so it’s been a little frustrating and it’s been difficult, you know, to manage against.

But I think our team has done a very good job of, you know, keeping appraised and making sure that we yield the best possible way that we can. And fortunately we’ve been able to get some good group on the books and we’ve been able to stimulate some good retail and leisure demand.

Participant 5:	Great. That’s it for me. Thanks a lot.

Participant 6:
Hey. Good morning, guys. Just one big-picture question for me which is, so I was curious on your overall performance in the quarter in your top-10 markets versus what you might’ve seen outside the top 10. Any noticeable pattern there, particularly as we think about were some of the supply is concentrated, supply growth, I should say, is concentrated?

Jeremy Welter:
Yes. This is Jeremy. I don’t recall seeing anything real significant, you know, across I mean, there are certainly markets that outperforms quite differently than the rest of the markets, but overall I’m not - I don’t recall seeing anything that was really different from top 10 versus non-top 10 or what we look at with Trust is really outside top 25 and inside top 25.

Participant 6:	Okay. But even across those two differences relatively consistent, yes?

Jeremy Welter:	I don’t think there is a material difference.

Participant 6:
Okay. That’s helpful. And then my only other question, could you just remind us overall for the portfolio where you guys stand, what you’re just leisure and group mix, you know, sorry leisure and corporate mix just overall?

Jeremy Welter:	Leisure versus corporate?

Participant 6:	Yes.

Jeremy Welter:
So our mix is probably about 25% group and that’s going to be predominantly corporate group; and then the rest is going to be split between that transient and then contract, and then the majority of that’s going to be business transient. So I’d say just guessing, you know, 70% to 80% of our transient tends to be business transient versus leisure.

Participant 6:	Great. Thank you very much.

Jeremy Welter:	We don’t always have good information when someone books, you know, on the Website through retail whether or not they’re staying for business purposes or for leisure.

Participant 6:	No. Understood. Okay, thank you very much.

END